U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     Robert                            Amerson              R.
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   (Last)                            (First)              (Middle)

     531 Flanders Filters Road
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                                    (Street)

     Washington                          NC                   27889
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

    Flanders Corporation -- FLDR
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

    ###-##-####

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4.   Statement for Month/Year

    2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
     Chairman and CEO
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
CLASS A COMMON STOCK                   12/15/00         X           1,150,000      A      $1.00  5,914,370      D

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

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1)These shares are held in the Brian and Sarah Chisick Revocable Estate Trust U/A 3/7/79, for the benefit of the Reporting Person and the Reporting Person's spouse, both of whom are co-trustees of said trust.

(Form 5-07/98)




FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                       2.                                                                                 Deriv-    of
                       Conver-                  5.                              7.                        ative     Deriv-   11.
                       sion                     Number of                       Title and Amount          Secur-    ative    Nature
                       or                       Derivative    6.                of Underlying     8.      ities     Secur-   of
                       Exer-                    Securities    Date              Securities        Price   Bene-     ity:     In-
                       cise   3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)    of    ficially  Direct   direct
                       Price  Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.                     of     action   Trans-   of (D)        (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of               Deriv- Date     action   (Instr. 3,    ----------------             or     Secur-  of        direct   Owner-
Derivative             ative  (Month/  Code     4 and 5)      Date     Expira-            Number  ity     Year      (I)      ship
Security               Secur- Day/     (Instr.  ------------  Exer-    tion                of     (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)             ity    Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock Option (Right to  $2.50                                                   Common   1                1,000,000  D
Purchase Common Stock)                                                          Stock

- - --------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to  $7.50                                                   Common   1                1,000,000  D
Purchase Common Stock)                                                          Stock

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

Explanation of Responses:




/S/ Robert R. Amerson                                       February 15, 2001
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      **Signature of Reporting Person                             Date